As filed with the Securities and Exchange Commission on August 14, 1998.

                                                 Registration No. 333-_______
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------

                           DUNN COMPUTER CORPORATION
             (Exact name of registrant as specified in its charter)

             VIRGINIA                               5060                        54-1890464
   (State or other jurisdiction         (Primary Standard Industrial          (IRS Employer
 of incorporation or organization)       Classification Code Number)       Identification No.)

                     1306 SQUIRE COURT, STERLING, VA 20166
                                 (703) 450-0400
         (Address and Telephone Number of Principal Executive Offices)

             Dunn Computer Corporation Employee Stock Purchase Plan
                            (Full title of the Plan)

                                John D. Vazzana
              Executive Vice President and Chief Financial Officer
                           Dunn Computer Corporation
                               1306 Squire Court
                            Sterling, Virginia 20166
                                 (703) 450-0400
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                                    Copy To:

                             John L. Sullivan, III
                              Anne W. Marculewicz
                        Venable, Baetjer and Howard, LLP
                        2010 Corporate Ridge, Suite 400
                             McLean, Virginia 22102
                                 (410) 244-7400
                          ---------------------------

                        CALCULATION OF REGISTRATION FEE

                                   Amount to           Proposed maximum            Proposed            Amount of
    Title of Securities                be               offering price             maximum           registration
      to be registered           registered(1)           per share(2)         offering price(2)           fee
----------------------------- --------------------- ------------------------ --------------------- -----------------
       Common Stock,                300,000                  $4.13                $1,239,000             $370
 $.001 per share Par Value           Shares
============================= ===================== ======================== ===================== =================

(1) Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Dunn Computer Corporation Employee Stock Purchase Plan.

(2) Calculated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h), based upon the average of the high and low prices of the Common Stock reported on the Nasdaq National Market on August 12, 1998.

                                     PART I

         Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by
Section 10(a) of the Securities Act.


                                    PART II

Item 3.           Incorporation of Documents by Reference.
                  ---------------------------------------

                  The following documents previously filed with the Commission by Dunn Computer Corporation (the "Company") are incorporated herein by reference: (a) The Company's Final Prospectus filed pursuant to Rule 424(b) dated April 28, 1998 (Registration No. 333-47631); (b) Quarterly Report on Form 10-QSB for the quarter ended January 31, 1998; (c) Quarterly Report on Form 10-QSB for the quarter ended April 30, 1998; and (d) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A under the Exchange Act, including any amendment or report filed to update the description.

                  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities.
                  -------------------------

                  Not applicable.


Item 5.           Interests of Named Experts and Counsel.
                  --------------------------------------

                  Not applicable.


Item 6.           Indemnification of Directors and Officers.
                  -----------------------------------------

                  Pursuant to Section 13.1-698 of the Corporations Title of the Annotated Code of Virginia (the "Corporations Code"), unless limited by its articles of incorporation, a corporation must indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

                  Indemnification is permitted pursuant to Section 13.1-697 of the Corporations Code by a corporation of its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities, if (a) the director conducted himself in good faith; (b) the director believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests or (ii) in all other cases, that his conduct was not at least opposed to its best interests; or (c) in the case of any criminal proceeding, the director or officer had no reasonable cause to believe that the act or omission was unlawful. In addition, Section 13.1-697 of the Corporations Code prohibits the indemnification of a director by a corporation (y) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation, or (z) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Virginia law permits a corporation to indemnify a present and former officer to the same extent as a director.

                  Section 13.1-699 of the Corporations Code permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses (including attorney's fees) incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; (b) a written undertaking by or on behalf of the officer or director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the requisite standard of conduct was not met; and
(c) a determination is made that the facts then known to those making the determination would not preclude indemnification.

                  Under Section 700.1 of the Corporations Code, an individual who is made a party to a proceeding because he is or was a director of a corporation may apply to a court for an order directing the corporation to make advances or reimbursement for expenses or to provide indemnification. The court shall order the corporation to make advances and/or reimbursement for expenses or to provide indemnification if it determines that the director is entitled to such advances, reimbursement or indemnification and shall also order the corporation to pay the director's reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may (1) order indemnification of the director to the extent of his reasonable expenses if it determines that, considering all the relevant circumstances, the director is entitled to indemnification even though he was adjudged liable to the corporation and (2) also order the corporation to pay the director's reasonable expenses incurred to obtain the order of indemnification.

                  Section 702 of Corporations Code states that, unless limited by the corporation's articles of incorporation, (1) an officer of the corporation is entitled to mandatory indemnification under Section 698 of the Corporations Code, and is entitled to apply for court-ordered indemnification under Section 700 of the Corporations Code, to the same extent as a director, and (2) the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director.

                  Section 703 of the Corporations Code provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against him or incurred by him in that capacity, or arising from his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Sections 697 or 698 of the Corporations Code.

                  Section 704 of the Corporations Code states that, unless limited by the corporation's articles of incorporation, a corporation shall have power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer employee or agent that may be authorized by its articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against (1) his willful misconduct, or (2) a knowing violation of the criminal law. Unless the articles of incorporation, or any such bylaw or resolution expressly provide otherwise, any determination as to the right of any further indemnity shall be made in accordance with Section 701 B of the Corporations Code. Each such indemnity may continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such person.

                  Section 704 of the Corporations Code further provides that no right provided by the aforementioned sections regarding indemnification and limitation of liability shall be reduced or eliminated by any amendment to the articles of incorporation or bylaws with respect to any act or omission occurring prior to such amendment.

                  Articles of Incorporation

                  Article 11 of the Company's articles of incorporation provides that the Company shall, to the fullest extent permitted by the law of Virginia, indemnify an individual who is or was a director or officer of the Company and who was, is, or is threatened to be made, a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a "proceeding"), against any obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employee benefit plan) or other liability and reasonable expenses (including counsel fees) incurred with respect to such proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of criminal law.

                  Article 11 also provides that unless a determination has been made that indemnification is not permissible, the Company shall make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described above upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification.

                  Article 11 also provides that the determination that indemnification is permissible, the authorization of such indemnification (if applicable), and the evaluation as to the reasonableness of expenses in a specific case shall be made as provided by law. Special legal counsel selected to make determinations under such Article 11 may be counsel for the Company. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him or her ineligible for indemnification.

                  For the purposes of Article 11, every reference to a director or officer includes, without limitation, (1) every individual who is a director or officer of the Company, (2) an individual who, while a director or officer, is or was serving at the Company's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise,
(3) an individual who formerly was a director or officer of the Company or who, while a director or officer, occupied at the request of the Company any of the other positions referred to in clause (2) of this sentence, and (4) the estate, personal representative, heirs, executors and administrators of a director or officer of the Company or other person referred to herein. Service as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Company is deemed service at the request of the Company. A director or officer is deemed to be serving an employee benefit plan at the Company's request if such person's duties to the Company also impose duties on, or otherwise involve services by, such person to the plan or to the participants in or beneficiaries of the plan.

                  Indemnification Agreements

                  The Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

                  Insurance

                  The Company has purchased directors and officers liability insurance in the amount of $1.0 million.

Item 7.           Exemption from Registration Claimed.
                  -----------------------------------

                  Not applicable.


Item 8.           Exhibits.
                  --------

      4.1  -      Form of Common Stock Certificate (incorporated herein by
                  reference to Exhibit 4.3 of Amendment No. 2 of the Company's
                  Registration Statement on Form S-1 (Reg. No. 333-47631) dated
                  April 23, 1998).

      4.2  -      Articles of Incorporation of the Company, dated February 5,
                  1998 and effective as of February 26, 1998 (incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form S-1 (Reg. No. 333-47631) filed
                  April 1, 1998).

      4.3  -      Bylaws of the Company effective as of March 5, 1998
                  (incorporated herein by reference to Exhibit 3.2 to Amendment
                  No. 2 to the Registration Statement on Form S-1 (Reg. No.
                  333-47631) filed on April 23, 1998).

      4.4 Dunn Computer Corporation Employee Stock Purchase Plan (filed herewith).

      5.1  -      Opinion of Venable, Baetjer and Howard, LLP (filed herewith).

     23.1  -      Consent of Ernst & Young LLP (filed herewith).

     23.2         Consent of KPMG Peat Marwick LLP (filed herewith).

     23.3         Consent of Davis, Sita & Company, P.A.(filed herewith).

     23.4  -      Consent of Venable, Baetjer and Howard, LLP (contained in
                  Exhibit 5.1).

     24.1 -       Power of Attorney (included in signature page).


Item 9.           Undertakings.
                  ------------

                  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, (the "Act") each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof."

                  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Dunn Computer Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in city of Sterling in the Commonwealth of Virginia on this 5th day of August, 1998.

                                   DUNN COMPUTER CORPORATION


                                   /s/  Thomas P. Dunne
                                   _____________________________
                                   Thomas P. Dunne, President


                  Each person whose signature appears below does hereby make, constitute and appoint Thomas P. Dunne and John D. Vazzana, and each of them, his/her true and lawful attorneys-in-fact and agents with the Securities and Exchange Commission, for and on his/her behalf, and in his/her capacity or capacities as stated below, any amendment (including post-effective amendments) to the Registration Statement with all exhibits thereto, making such changes in the Registration Statement as the Registrant deems appropriate.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicted on August 5, 1998.

Signature                                            Capacity
---------                                            --------
/s/ Thomas P. Dunne
__________________________________________           President and Director
Thomas P. Dunne                                      (Principal Executive Officer)

/s/ John D. Vazzana
__________________________________________           Executive Vice President, Chief Financial
John D. Vazzana                                      Officer (Principal Financial and
                                                     Accounting Officer)

/s/ Claudia N. Dunne
__________________________________________           Vice President, Director
Claudia N. Dunne

/s/  VADM E.A. Burkhalter, Jr., USN (Ret.)
__________________________________________           Director
VADM E.A. Burkhalter, Jr., USN (Ret.)

/s/ Danniel Sinnott
__________________________________________           Director
Danniel Sinnott

                                 EXHIBIT INDEX
                                 -------------

EXHIBIT NUMBER               DESCRIPTION
--------------               -----------
4.4                          Dunn Computer Corporation Employee
                             Stock Purchase Plan
5.1                          Opinion of Venable, Baetjer and
                             Howard, LLP
23.1                         Consent of Ernst & Young LLP
23.2                         Consent of KPMG Peat Marwick LLP
23.3                         Consent of Davis, Sita & Company, P.A.
23.4                         Consent of Venable, Baetjer and Howard, LLP
                             (included in Exhibit 5.1)